UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TILRAY, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This Schedule 14A filing consists of the following communication (the “Communication”) from Tilray, Inc., a Delaware corporation (“Tilray”) to its stockholders, relating to Tilray’s Special Meeting of Stockholders originally scheduled to be held on July 29, 2021, and subsequently adjourned to August 19, 2021. This Schedule 14A should be read in conjunction with the proxy statement filed with the U.S. Securities and Exchange Commission on or about June 25, 2021.

The Communication was first made to Tilray’s stockholders on August 5, 2021.

The purpose of this email is to urge stockholders who have not yet voted on the proposal to increase the number of authorized shares (“Proposal 1”) to please vote “FOR” the proposal immediately. Your vote is critically important to the future of your investment in Tilray.

To vote your shares, please contact us at (833) 497-7395 toll-free in the U.S. and Canada or by email at TLRY@info.morrowsodali.com.

If you previously voted against the proposal or to abstain, we urge you to change your vote now to “FOR” the proposal by following the enclosed voting instructions.

The required threshold for this proposal is a majority of shares outstanding as of the record date.  We need an additional 4.3% of the outstanding shares to vote “FOR” to meet the required threshold. No matter how many or how few shares you own, your vote can make a difference.

•             Proposal 1 is essential to ensuring we have the flexibility to pursue attractive acquisitions – a great company or product, for example – in our dynamic and growing industry.

•             Our industry is rapidly consolidating and, with your support for Proposal 1, we will be in a prime position to grow our presence and our market share globally. Consider, as well, that Senator Schumer’s recent proposed bill to decriminalize cannabis only further underscores the opportunity ahead of us.

•             Proposal 1 WILL NOT by itself dilute our shareholders or increase our number of outstanding shares. What it will do is enable us to move quickly to take advantage of opportunities we believe are aligned with our strategy and that can create real, long-term value.

The adjournment of our special meeting to August 19, 2021 provides additional time for us to secure the votes needed to pass this proposal.

 If you previously voted “FOR” the proposal, no further action is needed.